UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2016
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PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)
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Ireland	001-35676	98-1111119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Adelphi Plaza Upper George’s Street, Dún Laoghaire Co. Dublin, A96 T927 Ireland
(Address of principal executive offices including Zip Code)
Registrant’s telephone number, including area code: 011-353-1-236-2500
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

In accordance with Instruction No. 2 to Item 5.02 of Form 8-K, this Current Report on Form 8-K/A (this “Amendment Filing”) updates the disclosures made in the Current Report on Form 8-K filed by Prothena Corporation plc (the “Company”) on October 3, 2016 (the “Original Filing”) as set forth below. Except as expressly set forth herein, this Amendment Filing does not amend, modify or update the disclosures contained in the Original Filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2016, the Board of Directors (the “Board”) of the Company, based on recommendations by the Compensation Committee of the Board, approved certain compensation arrangements with Gene G. Kinney, Ph.D., following his promotion on September 30, 2016 to President and Chief Executive Officer of the Company.

Dr. Kinney’s annual base salary was increased from $450,000 to $500,000, and his targeted bonus opportunity under the Company’s Incentive Compensation Plan for the fiscal year 2016 performance period was increased from 50% to 60% of his base salary earned in 2016 (applied pro rata), in each case, effective October 1, 2016. In addition, Dr. Kinney was granted a nonqualified stock option under the Company’s Amended and Restated 2012 Long Term Incentive Plan to acquire 30,000 ordinary shares of the Company, which option was granted on November 2, 2016 and has an exercise price per share equal to the closing market price of the Company’s ordinary shares on that date. This option will vest and become exercisable over four years from September 30, 2016, with 25% of the shares subject to the option vesting on September 30, 2017 and the remainder vesting in equal monthly installments over the ensuing three years, subject to Dr. Kinney’s continued service with the Company (except in the event of certain terminations of employment).

The Board also approved Prothena Biosciences Inc (“PBI”), an indirect wholly-owned subsidiary of the Company, entering into an Employment Agreement (the “Agreement”) with Dr. Kinney, which Agreement was entered into between PBI and Dr. Kinney on November 2, 2016, effective as of September 30, 2016, that provides for the compensation changes described above as well as eligibility to participate in PBI’s benefit plans with credit for his prior service with Elan Corporation plc (the predecessor to the Company).

The Agreement also provides for the following severance benefits:

Severance Payments and Benefits Not in Connection with a Change in Control. In the event of Dr. Kinney’s termination of employment by the Company without Cause (as defined in the Agreement), by Dr. Kinney for Good Reason (as defined in the Agreement) or because of Dr. Kinney’s death or Disability (as defined in the Agreement), in each case, that occurs outside of the 24-month period commencing on the consummation of a Change in Control (as defined in the Agreement), PBI will (a) pay in a lump sum cash payment an amount equal to 125% of Dr. Kinney’s annual base salary as of the date of termination; (b) pay 100% of the annual target bonus in a lump sum cash payment; (c) accelerate each outstanding equity award held by Dr. Kinney, and granted to him on or after November 2, 2016, with respect to that number of shares that would have vested had he continued employment for the 18-month period immediately following the date of termination (provided, that, if more favorable vesting acceleration is provided in an equity award agreement, such more favorable vesting will apply); (d) pay or reimburse continued healthcare coverage premiums for up to 18 months; and (e) provide up to 12 months of career transition assistance.

Severance Payments and Benefits in Connection with a Change in Control. In the event of Dr. Kinney’s termination of employment by PBI without Cause, by Dr. Kinney for Good Reason or because of Dr. Kinney’s death or Disability, in each case, that occurs within the 24-month period commencing on the consummation of a Change in Control, PBI will (a) pay in a lump sum cash payment an amount equal to 200% of Dr. Kinney’s annual base salary as of the date of termination; (b) pay 200% of the annual target bonus in a lump sum cash payment; (c) accelerate each outstanding equity award held by Dr. Kinney with respect to 100% of the then unvested shares subject to each such equity award; (d) pay or reimburse continued healthcare coverage premiums for up to 18 months; and (e) provide up to 12 months of career transition assistance.

In order to receive these payments and benefits, Dr. Kinney must timely provide, and not revoke, a general release of claims against the Company and its affiliates.

The preceding description of the Agreement is intended only as a summary and is qualified in its entirety by reference to the full terms of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits.
Exhibit No.	Description
10.1	Employment Agreement, dated November 2, 2016, between Prothena Biosciences Inc and Gene G. Kinney.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2016	PROTHENA CORPORATION PLC

		By:	/s/ Tran B. Nguyen
		Name:	Tran B. Nguyen
		Title:	Chief Financial Officer